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                                                                   EXHIBIT 10.13

                         LEGGETT & PLATT, INCORPORATED
                       EXECUTIVE STOCK PURCHASE PROGRAM
          (Adopted on June 6, 1989 and Effective as of July 1, 1989,
                 Including Amendments Through October 9, 1998)


     1. Establishment of Program. Pursuant to the terms of the Company's 1989 Flexible Stock Plan ("Plan"), the Flexible Stock Plan Committee ("Plan Committee") hereby establishes the Leggett & Platt, Incorporated Executive Stock Purchase Program ("Program"). Under the Program, certain Employees will be granted cash awards ("Cash Awards") which will be subject to the terms and conditions contained in this Program. Each Cash Award shall be evidenced by a Cash Award Agreement between the Company and the Participant ("Cash Award Agreement"). All capitalized terms used in this Program and in any Cash Award Agreement shall, unless otherwise provided, have the same meaning as in the Plan.

     2. Administration. Under the Plan, the Plan Committee is responsible for overall administration of the Plan. The Plan Committee has full power and authority to:

          (a) Determine the individuals to whom Benefits are granted under the Plan and the time, type, amount, terms and conditions of all Benefits granted under the plan;

          (b) Convert, modify or accelerate any Benefit or waive any condition applicable to a Benefit; and

          (c) Delegate its authorities to any employee, employees or committee except with respect to Benefits for persons who are subject to Section 16 of the Securities

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Exchange Act of 1934 and rules and regulations promulgated thereunder (Section
16 Persons").

Except with respect to Section 16 Persons, the Plan Committee has delegated its authorities with respect to the Program to a Management Committee ("Management Committee") which presently consists of Harry M. Cornell, Jr., Felix E. Wright, Michael A. Glauber, John Hale and Ernest C. Jett. The Plan Committee shall retain all of its authorities with respect to the participation of Section 16 Persons in the Program.

     3. Eligibility. The Plan Committee shall determine which Section 16 Persons are eligible to participate in the Program. The Management Committee shall determine all other persons who are eligible. It is contemplated that eligibility will generally be limited to Employees who are "highly compensated employees" under Section 414(q) of the Code.

     4. Plan Committee and Management Committee. Unless expressly otherwise provided, in the following portions of this Program, the term "Committee" shall mean the Plan Committee with respect to Benefits and other matters relating to
Section 16 Persons in the Program and shall mean the Management Committee with respect to Benefits and other matters relating to all other Participants in the Program.

     5. Condition Precedent to Award. Each Cash Award is conditioned upon the Participant's agreement to contribute an amount ("Participant's Contribution") to the Company's 1989 Discount Stock Plan ("Discount Plan"). The maximum Participant's Contribution shall be the greater of (a) the Participant's contribution, if any, to the Company's Employee Stock Purchase/Stock Bonus Plan ("SP/SB Plan") for 1988 or, if the Participant participated in the Company's special match arrangement in 1988, the

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maximum amount the Participant would have been permitted to contribute to the
SP/SB Plan for 1988 if he had been a participant in the SP/SB Plan in 1988 or
(b) 5.7% of the Participant's Compensation for the Fiscal Year (as defined below) in excess of $18,000 (which $18,000 amount may be increased by the Committee for Fiscal Years after 1989). For purposes of the preceding sentence, a participant's "compensation for the Fiscal Year" shall include remuneration for such Fiscal Year which would have been received in cash but for the Participant's election to (a) defer such remuneration in accordance with the terms of any deferred compensation agreement between the Participant and the Company or any deferred compensation plan or program of the Company (other than one which meets the requirements of Section 401(a) and Section 401(k) of the
Code) which covers the Participant or (b) receive a discount stock option in lieu of such remuneration in accordance with the terms of any stock option agreement between the Participant and the Company or any stock option plan or program of the Company. Any subsequent cash remuneration or non-cash benefits derived from amounts considered as compensation by virtue of the preceding sentence shall not be considered compensation even if includible in the Participant's gross income or deductible by the Company as such. A discount stock option is a stock option with an exercise price below the fair market value of the stock on the date the option is granted. The Participant's Contribution shall be set forth in the Cash Award Agreement and shall be made in the number of installments, in the amounts and/or percentages, and over the time period set forth in the Cash Award Agreement. The Participant's Contribution shall be used to purchase Common Stock under, and in accordance with the terms of, the Discount Plan. A Participant may cease or resume making his Participant's Contribution and decrease or increase the amount of

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his Participant's Contribution only with the consent of the Committee, or if and to the extent permitted by guidelines adopted by the Committee.

[SECTION 5 AMENDED 9/30/94]

     6. Cash Award. Each Cash Award shall be (a) an amount (net of any "gross up" described below) equal to 50% of the Participant's Contribution ("Basic Award") plus (b) (subject to the provisions of paragraph 13) an additional amount (net of any "gross up" described below) as provided hereafter. Said additional amount ("Additional Award") shall be equal to 50% of the Participant's Contribution if the Company meets an earnings target of a return on adjusted average equity of 12.5%. Should the Company fail to achieve the above-referenced earnings target but still have net earnings for the Fiscal Year, said Additional Award shall be equal to a percentage of Participant's Contribution that is the same percentage as is granted for such fiscal year as an additional contribution under Section 3.02 of the Company's Restated Employee Stock Purchase/Stock Bonus Plan.

     Subject to the provisions of paragraph 13: each Basic Award shall be payable at the times and in the amounts set forth in the applicable Cash Award Agreement; and each Additional Award shall be payable on or about the date set forth in the applicable Cash Award Agreement. A Cash Award may include a "gross up" determined by the Committee which shall reimburse the Participant for some or all of the federal and state income taxes applicable to such Cash Award. The provisions of paragraph 7 shall be applicable only to the portion of the Basic Award and Additional Award in excess of the gross up.

[SECTION 6 AMENDED 11/13/91]

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     7.  Investment of Award.  Each Basic Award and Additional Award shall be contributed by the Company to the Discount Plan on behalf of the Participant and used to purchase Common Stock for the Participant under the Discount Plan.

     8. Other Conditions of Award. The grant of each Cash Award may, at the Committee's discretion, be subject to the following additional conditions:

          (a) Reinvestment of Dividends. All cash dividends on Common Stock purchased through this Program, including shares purchased with the Participant's Contributions, Cash Awards, interest and prior dividend reinvestment, shall be used to purchase Common Stock to the extent permitted by the Discount Plan. At the Participant's option, the amount of dividends to be reinvested shall be net of federal and state income tax withholding. The amount of such withholding shall be determined by the Committee in accordance with procedures established by the Committee. (The Common Stock purchased with the Participant's Contribution, the Cash Award and reinvested dividends is collectively called the "Purchased Common Stock.")

          (b) Stock Not Transferable. Except as otherwise provided in paragraph 21, Purchased Common Stock may not be transferred, pledged or otherwise disposed of by the Participant until it is no longer subject to repurchase pursuant to paragraph 20 and until the earlier of (i) the Participant's death, total and permanent disability, retirement, or other termination of employment or (ii) such time as the Committee shall determine.

[SECTION 8(b) AMENDED 9/30/94]

          (c) Possession and Restriction. Until Purchased Common Stock is no longer nontransferable, certificates for such Common Stock may be held by such person
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or entity as the Committee shall select and may be marked with such legend as the Committee shall determine.

     9. No Offering Under Discount Plan. If, at the time any amount is required by this Program to be used to purchase Common Stock under the Discount Plan, there is no Offering under the Discount Plan for which the Participant is eligible or under which he may then purchase Common Stock, such amount (and any property purchased directly or indirectly with such amount or earnings on, or proceeds from, such amount or property) shall be invested or held as directed by the Committee. In such case, for purposes of subparagraphs 8(b) and 8(c) above and paragraph 10 below, such amount and property (and any property purchased directly or indirectly with such amount or earnings on, or proceeds from, such amount or property) shall be considered Purchased Common Stock.

     10. Trust or Custodial Account. The Committee shall have the right at any time to establish a trust, custodial account or other arrangement to hold certificates for Purchased Common Stock which is nontransferable upon such terms as it deems appropriate and which are not in conflict with the Plan or this Program.

     11. Adjustment. In the event of any change in the Common Stock of the Company described in Section 3.3 of the Plan, the Committee shall have the right to make such amendments to any Cash Award Agreement as it shall deem necessary to carry out the purposes of this Program.

     12. Authority and Further Steps. The Participant's execution of a Cash Award Agreement shall constitute his authorization for all contributions to be made on his behalf to the Discount Plan as described in this Program. In addition to the Cash Award
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Agreement, the Participant shall execute such additional documents and take all steps as the Committee shall request in order to effectuate the provisions of this Program.

     13. Vesting and Termination of Employment. All shares purchased with Cash Awards vest after a Participant has five (5) years of "Vesting Service" as defined below. A year of Vesting Service is defined as (i) any calendar year in which Participant completes 1,000 hours of service (any hour for which Participant is paid by the Company, including without limitation hours paid for vacation, illness or disability) except any year when Participant is eligible to make contributions to this program or the Employee Stock Purchase/Stock Bonus Plan but declined to make any such contributions; and (ii) if Participant was employed by a company or division acquired by the Company, Participant's service for purposes of vesting will begin on the date of the Company's acquisition.

     In the event of termination of the Participant's employment, for any reason, prior to the withholding and contribution to the Discount Plan of the Participant's Contribution, the last installment of any Basic Award which is payable shall be the installment payable on or immediately prior to the date of the final Participant's Contribution. In the event of termination of the Participant's employment, for any reason, prior to December 31 of any year, any Additional Award for that year which has not been paid will be forfeited unless
(a) such termination (i) was because of permanent and total disability or death or (ii) occurred on or after the Participant attained 60 years of age or attained 55 years of age and had at least five years of Vesting Service or (b) the Cash Award Agreement provides otherwise.

[SECTION 13 AMENDED 10/9/98]
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     14.  Participation in Discount Plan. This Program shall not be deemed to be an amendment to the Discount Plan nor shall it affect the terms and conditions of the Discount Plan which are applicable to the Participant's participation in the Discount Plan. This Program relates solely to the terms and conditions of a Cash Award granted under the Plan.

     15. Assignment. Unless otherwise provided in the Cash Award Agreement, no Cash Award shall be assignable by the Participant. Subject to the foregoing, this Program and the Cash Award Agreement shall be binding up and inure to the benefit of the Company, the Participant and their respective successors, assigns, heirs and personal representatives.

     16. Amendment. The Plan Committee may amend this Program at any time. However, without the Participant's written consent, no such amendment made pursuant to this paragraph 16 shall advisedly affect the terms and conditions of a Cash Award that has previously been granted.

     17. No Amendment of Plan. This Program shall not be deemed to be an amendment of the Plan.

     18. Future Grants. Nothing contained in this Program or any Cash Award Agreement or other document shall require the grant of additional Cash Awards or any other Benefit under the Plan or prohibit any other Benefit which is granted from being a different Benefit or from being granted on different and/or additional terms and conditions than those in this Program.
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     19.  No Employment Contract. This Program shall not confer upon the
Participant any right of continued employment nor shall it interfere in any way with the right of the Employer to terminate the Participant's employment at any time.

     20. Option to Repurchase. The Company shall have an option to buy all of a Participant's Purchased Common Stock (and any property considered Purchased Common Stock under paragraph 9) that has been purchased with a Cash Award. The option price shall be $1, and the option must be exercised within 90 days following the Participant's termination of employment. The above option applies only to a Participant (a) who is under age 60 when his employment terminates,
(b) who has less than five years of Vesting Service when his employment terminates and (c) whose employment is terminated for a reason other than permanent and total disability or death. For purposes of determining a Participant's length of employment, employment with an Employer prior to the time that it became an Employer shall be disregarded. The foregoing provisions of this paragraph 20 may be modified by the Cash Award Agreement. Notwithstanding the foregoing, in the case of any Participant who is a Section 16 Person, the decision as to whether to exercise the option granted by this paragraph 20 shall be made solely by the Plan Committee.

[SECTION 20 AMENDED 10/9/98]

     21. Permissible Transfer of Stock. Notwithstanding the provisions of paragraph 8(b), a Participant may transfer Purchased Common Stock which is no longer subject to the repurchase option under paragraph 20 to a trust established by the Participant as grantor if the following conditions are satisfied:

          (a) Terms of Trust.  The trust must contain the following provisions:
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               (i)   the Participant must have the right to amend the trust, in whole or in part;

               (ii) the Participant must have the right to revoke the trust, in whole or in part; and

               (iii) during the Participant's lifetime, the income and principal of the trust may not be distributed or used for the benefit of any person or entity other than the Participant.

          (b) Agreement. The Participant and/or the trustee of the trust must execute an agreement or agreements which contain such warranties, terms and conditions as the Committee shall require. In the event that Purchased Common Stock is transferred to a trust, in accordance with the provisions described above, it shall remain subject to the terms and conditions of the program but any reversion of ownership of the Purchased Common Stock from the trust to the Participant, by full or partial revocation of the trust, distribution of the Purchased Common Stock, or otherwise, shall not be considered a transfer under the Program. In addition, in the event of any such transfer, the term Participant shall, to the extent necessary to carry out the terms of the Program, mean the trustee of any such trust and/or the trust itself.

[SECTION 21 ADDED 9/30/94]

     22. Transfer of Stock Pursuant to Court Order. Notwithstanding the provisions of paragraph 8(b), a Participant's Purchased Common Stock which is no longer subject to the repurchase option under paragraph 20 (the "Vested
Purchased Common Stock") may be transferred pursuant to a Qualified Domestic Relations Order (as defined below) to another person (the "Alternate Payee"). A Qualified Domestic
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Relations Order is a judgment, decree or order (including approval of a property settlement agreement) made pursuant to a State domestic relations law (including a community property law) which provides for the transfer of a Participant's Vested Purchased Common Stock to the Alternate Payee, contains all information necessary to permit such transfer, and does not impose a condition on the plan which would conflict with any Plan provision. Upon the transfer of any Vested Purchased Common Stock to an Alternate Payee pursuant to a Qualified Domestic Relations Order, such stock shall no longer be subject to the terms and conditions of the Plan.

[SECTION 22 ADDED 8/13/97]